GRAIN SUPPLY AGREEMENT

THIS GRAIN SUPPLY AGREEMENT is made and entered into as of this first day of March, 2006, by and between Show Me Ethanol, LLC, a Missouri limited liability company (the “Company”), and Ray-Carroll Grain Growers, Inc., a Missouri cooperative association (the “Supplier”).

WITNESSETH:

WHEREAS, the Supplier is engaged in the business of sourcing and selling corn (the “Product”), milo and other grains; and

WHEREAS, the Company desires to purchase its requirements for the Product from the Supplier and to assure itself of a supply of the Product which the Company uses in its ethanol distillation operations; and

WHEREAS, the Supplier is willing to source and sell the Product to the Company in quantities sufficient to satisfy the Company’s requirements during the entire term of this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and promises herein contained, the parties hereto agree as follows:

1. Quantity. Subject to the terms and conditions herein stated, the Company agrees to buy from the Supplier all of its requirements for the Product for the operation of a 50-65 million gallon per year ethanol facility, and the Supplier agrees to supply the Product in a timely manner to satisfy such requirements during the term of this Agreement and any extension thereof. The Supplier hereby represents, warrants and agrees that the Supplier’s capacity is sufficient to satisfy the Company’s projected requirements for the Product of up to 22 million bushels per year for the entire term of this Agreement.

2. Quality Control.

(a) Product delivered to Company shall be Number 2, yellow corn at 15% moisture (Milo may be substituted as Product with the agreement of both parties and if so substituted, FM shall be eliminated as a grade factor). Supplier shall test for alfatoxin to meet industry requirements for sales of distillers grains derived from the Product.

(b) Company shall be entitled to sample Product delivered by Supplier pursuant to this Agreement (“Graded Product”). Any samples of Graded Product that deviate from the standards set forth in 2 (a) shall be subject to grading by a licensed Missouri or Federal inspection service. The findings of such service based on a composite sample shall be binding on Supplier and Company .

(c) Discounts and bonuses to the pricing set forth in Section 3 for Graded Product shall be based on Supplier’s established discounts and bonuses for like grades on corn delivered to Supplier.

3. Pricing. Supplier shall use commercially reasonable efforts to supply Product to the Company at a competitive price. Pricing for purchases pursuant to 3(a) and 3(b) shall be done as of 9:00 am for the previous days sales, or as otherwise agreed by the parties. All sales of Product shall be priced on a grain basis as follows (the “Purchase Price”):

(a) Product sourced by Supplier, other than for specific purchases covered by (b) and (c) below, shall be priced at $0.116 per bushel (“Put Through Charge”) over Supplier’s posted bid at its Highway 24 East facility at Carrollton, Missouri (the “Supply Facility”).

(b) Product sourced by Supplier other than through deliveries by corn producers directly to the Supply Facility shall be priced at the Put Through Charge above Supplier’s delivered cost ( rounded to the nearest $0.001 per bushel) to the Supply Facility.

(c) Advance purchases of Product shall be negotiated between the Supplier and the Company.

(d) The Put Through Charge shall be increased by 3% effective each anniversary date of the Agreement.

(e) Company shall have the right to audit annually, at its own expense, the records of Supplier to determine if the Purchase Price paid for Product has been in accordance with the pricing set forth herein. Any adjustments necessary to meet the pricing set forth herein shall be made within 10 days of the audit completion.

(f) In the event that crop production in Carroll county for any year falls below 50% of the average Carroll County yields established by the USDA, Supplier and Company shall jointly determine the best course of action to control cost and continue a sufficient supply of Product to Company for the operation of its ethanol facility.

4. Orders and Terms of Shipment. Shipments of Product by Supplier shall be weighed via an automatic bulk weighing system certified by the State of Missouri or other licensed agency. Title to the Product shall transfer from Supplier to Company immediately after the Product passes through the bulk weighing system.

5. Notice of Scheduled Downtime. Not less than thirty days prior to the commencement of any planned maintenance or downtime, the Company shall deliver to the Supplier a written notice of such downtime. Failure to notify Supplier thirty days prior to such planned maintenance or downtime shall result in a $2,500 per day fee for each day less than thirty days that Supplier is given notice.

6. Terms of Payment. The terms of payment of the Purchase Price hereunder shall be made weekly on Tuesday of each week for the immediately preceding week’s deliveries. Payments shall be made to the Supplier at its office in Richmond, Missouri, in lawful money of the United States of America (or by wire transfer as directed by Supplier). Any payment to Company not received pursuant to this section shall be assessed a daily interest charge equal to the prorated monthly charge Supplier is then charging its farm customers.

7. Term of Agreement.

(a) This Agreement shall be in effect for a term of 20 years from the first delivery of Product by Supplier to Company and thereafter shall continue in effect for successive one year terms unless and until terminated by either party hereto, with or without cause, by written notice given to the other party not less than 60 days prior to the expiration of the initial term hereof or any subsequent extension thereof, as the case may be; provided, however, that this Agreement may be terminated earlier by either party, for cause, as hereinafter provided.

(b) In the event that either party hereto shall default in the performance of any of its obligations hereunder and (except as otherwise provided in paragraph 7(c)) if such default shall not be remedied within ten days following the giving of written notice of such default by the nondefaulting party to the defaulting party then the nondefaulting party may, but shall not be obligated to, terminate this Agreement immediately and without further notice. Failure of either party in any instance to terminate upon default by the other party in the performance of any obligation hereunder shall not constitute a waiver of any future rights of termination. Any such termination hereof shall not waive any legal or equitable remedy available to the nondefaulting party against the defaulting party by reason of such default.

(c) Either party hereto shall be deemed to be in default hereunder if at any time it shall be adjudicated a bankrupt or insolvent, or an order shall be entered, remaining unstayed by appeal or otherwise for sixty days, appointing a receiver or trustee for such party or any of its properties, or approving a petition seeking reorganization or other relief under the bankruptcy or similar laws of the United States or any state, or such party shall file a petition to take advantage of any statutes for the protection of debtors, or make a general assignment for the benefit of creditors. Upon the occurrence of any such default under the provisions of this subparagraph, the nondefaulting party shall be entitled to terminate this Agreement immediately upon written notice given to the defaulting party.

8. Force Majeure. In the event either party is prevented from performing this contract by circumstances beyond its control, including without limitation labor disputes, fire, explosion, flood, acts of God, war or other hostilities, civil commotion, domestic or foreign governmental acts, orders or regulations, the obligation of the Supplier to deliver and the obligation of the Company to accept delivery of the Product during the period of such disability shall be suspended and the quantities so affected shall be eliminated from this Agreement without liability to either party.

9. Notice. Any notice which either party may be required or shall desire to give hereunder shall be deemed to be duly given when personally delivered or when mailed by certified or registered mail, postage prepaid, to the other party at the address indicated below or at such other address as either party hereafter may designate to the other party in writing:

Company:

Show Me Ethanol, LLC
Highway 10 West
Richmond, MO 64085
FAX: 816-776-3213
ATTN: Chairman of the Board

Supplier:

Ray-Carroll County Grain Growers, Inc.
Highway 10 West, P.O. Box 158
Richmond, MO 64085
FAX: 816-776-3213
ATTN: General Manager

10. Entire Agreement. This Agreement cancels, merges and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire agreement of the parties hereto, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. This Agreement shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto. Any terms or conditions of any shipping instructions, order forms or other documents used in connection with the operation of this Agreement which conflict with any of the provisions hereof shall be void and of no effect.

11. Assignment; Binding. Neither this Agreement, nor any of the rights, duties or obligations of either party hereunder, may be assigned or otherwise delegated by such party without the prior written consent of the other party hereto, except that either party is entitled to assign this Agreement to its lenders as collateral. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns.

12. Amendment. This Agreement may be amended or modified only by a writing signed by each of the parties hereto. The parties agree to meet every three years after the first delivery date of Product under this Agreement to discuss any adjustments that may be necessary or advisable given the changing market conditions. If the parties fail to agree to any modifications to this Agreement, it shall continue in full force and effect as written.

13. Law Governing. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

IN WITNESS WHEREOF, the parties hereto have caused this All Requirements Agreement t to be duly executed as of the day and year first above written.

SHOW ME ETHANOL, LLC By David Durham Chairman of the Board “COMPANY” RAY-CARROLL COUNTY GRAIN ROWERS, INC. By Mike Norwald General Manager “SUPPLIER”